UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 4, 2013

J.Crew Group, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 333-175075

Delaware	22-2894486
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

770 Broadway

New York, NY 10003

(Address of principal executive offices, including zip code)

(212) 209-2500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the closing on November 4, 2013 of a private bond offering by the indirect parent company of J. Crew Group, Inc. (the “Company”), a cash dividend of up to $500 million was declared by Chinos Holdings, Inc. (the Company’s “Parent”). The Parent’s 2011 Equity Incentive Plan requires adjustment to outstanding equity awards as a result of the dividend recapitalization. Parent has effected this adjustment through a combination of cash payments and exercise price adjustments. Parent authorized cash payments in an amount equal to the per share dividend to members of the senior management team who previously invested in Parent by, among other things, rolling over vested stock options they held in the Company prior to the acquisition of the Company by affiliates of TPG Capital, L.P. and Leonard Green & Partners, L.P. in March 2011.

The Company’s named executive officers will receive aggregate dividend equivalent payments based on the number of shares covered by each holder’s respective rollover stock options as follows: Ms. Lyons - $1,898,852; Mr. Scully - $1,186,783; Ms. Wadle - $949,426; Ms. Markoe - $474,713; and Mr. Haselden - $103,487. The Company’s chief executive officer will not receive a dividend equivalent payment because he does not hold rollover stock options. The dividend equivalent payments will be made in lieu of a reduction to the exercise price of these rollover stock options and do not constitute bonus compensation. In addition to the dividend equivalent payments, the Parent will reduce the exercise prices of all other outstanding stock options by an amount equal to the per share dividend.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

J.CREW GROUP, INC.

Date: November 4, 2013	By:	/s/ Stuart C. Haselden
Stuart C. Haselden
Chief Financial Officer